Exhibit 99.1

Pep Boys Reports 0.9% Q1 Comparable Sales Decrease
- Improved Operating Profit and Positive Service Center Comps -

PHILADELPHIA – May 11, 2006 - The Pep Boys - Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket retail and service chain, announced the following results for the thirteen weeks ended April 29, 2006.

Operating Results

Sales

Sales for the thirteen weeks ended April 29, 2006 were $555,929,000, 1.3% less than the $563,514,000 recorded last year. Comparable Sales decreased 0.9%, including a 1.0% comparable merchandise sales decrease and a 0.6% comparable service revenue decrease. In accordance with GAAP, merchandise sales includes merchandise sold through both our retail and service center lines of business and service revenue is limited to labor sales. Recategorizing Sales into the respective lines of business from which they are generated, comparable Retail Sales (DIY and Commercial) decreased 3.0% and comparable Service Center Revenue (labor plus installed merchandise and tires) increased 2.2%.

Earnings

Net Loss from Continuing Operations Before Cumulative Effect of Change in Accounting Principle improved from a Net Loss of $2,468,000 (($0.04) per share - basic and diluted) to a Net Loss of $922,000 (($0.02) per share - basic and diluted).

Commentary

“The Pep Boys team continues to make steady progress against the significant operating challenges we faced last year. Our first quarter operating profit increased from $3.2 million to $7.2 million year over year,” said CEO Larry Stevenson.

“In particular, as our field team has stabilized service center operations, we were able to report a substantial sequential improvement – not just the service center sales improvement we reported in Q4, but also an improvement from Q3 and Q4 last year in bottom line contribution.”

Mr. Stevenson continued, “In our retail operations, despite lower sales (due in part to the grand re-opening of the Los Angeles market this quarter last year) and higher depreciation expense, we achieved improved operating results through tight SG&A expense controls and improved product margins.”

Harry Yanowitz, CFO, commented, “During the quarter we improved our use of working capital, focusing on our most productive inventory, that resulted in an ending inventory balance slightly below this quarter last year. Operating results were helped through the settlement of a product liability legal reserve (approximately $2.3 million pre-tax) that reduced SG&A in this quarter. There were no material real estate gains or losses in Q1 this year or last year.”

Accounting Matters

Co-op Advertising

During fiscal 2005, a portion of our vendor support funds were provided in support of specific advertising costs or “co-op,” which, in accordance with EITF No. 02-16, we accounted for as a reduction of SG&A. We have completed the restructuring of substantially all of our vendor agreements to provide flexibility in how we use vendor support funds, to eliminate the administrative burden of tracking the application of such funds and to ensure that we are receiving the best possible pricing. In the first quarter of fiscal 2006, all of the allowances received from vendors were accounted for as a reduction of inventories and recognized as a reduction to cost of sales as the related inventories are sold in accordance with EITF No. 02-16. Assuming that all of our vendor agreements had been so restructured as of January 30, 2005, both our SG&A and Gross Profit for the first quarter of fiscal 2005 would have increased by approximately $8.8 million, without materially impacting inventory valuation or Net Loss from Continuing Operations Before Cumulative Effect of Change in Accounting Principle.

Pep Boys Financial Highlights

Thirteen Weeks Ended:	April 29, 2006	April 30, 2005

Total Revenues	$555,929,000	$563,514,000

Net Loss From Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$(922,000)	$(2,468,000)

Average Shares – Basic and Diluted	54,224,000	55,185,000

Basic and Diluted Loss Per Share from Continuing Operations Before Cumulative Effect of Change in Accounting Principle	$(0.02)	$(0.04)

Pep Boys has 593 stores and more than 6,000 service bays in 36 states and Puerto Rico. Along with its vehicle repair and maintenance capabilities, the Company also serves the commercial auto parts delivery market and is one of the leading sellers of replacement tires in the United States. Customers can find the nearest location by calling 1-800 -PEP-BOYS or by visiting pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The word “guidance,” “expect,” “anticipate,” “estimates,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include management’s expectations regarding future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the SEC. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the first quarter will be broadcast live on Friday, May 12 at 8:30 a.m. EST over the Internet at Broadcast Networks’ Vcall website, located at http://www.vcall.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of May 12 on Pep Boys’ website at www.pepboys.com.

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Contact:

Pep Boys, Philadelphia
Investor Contact: Harry Yanowitz, 215-430-9720
Media Contact: Bill Furtkevic, 215-430-9676
Internet: http://www.pepboys.com